Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information is based on and has been derived from the continuing operations of the historical consolidated financial statements of SYNNEX and Tiger Parent (AP) Corporation (“Tiger Parent”). The unaudited pro forma condensed combined financial statements are prepared as a business combination and SYNNEX has been treated as the acquirer in the merger for accounting purposes. The unaudited pro forma condensed combined statements of operations give effect to the proposed acquisition and financing and re-financing transactions (the “Transactions”) as if they had occurred on December 1, 2019, and the unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on May 31, 2021.

The SYNNEX column in the unaudited pro forma condensed combined statement of operations for the fiscal year ended November 30, 2020 was derived from the consolidated statement of operations included elsewhere in this current report, but excluding the Concentrix business that was separated from SYNNEX pursuant to the separation of its customer experience services business (the “Separation”). The Tiger Parent column in the unaudited pro forma condensed combined statement of operations for the twelve months ended January 31, 2021 was derived by combining the predecessor consolidated statement of operations for the period from February 1, 2020 to June 30, 2020 with the successor consolidated statement of operations for the period from July 1, 2020 to January 31, 2021, all of which are included elsewhere in the periodic reports filed by SYNNEX. The SYNNEX column in the unaudited pro forma condensed combined statement of operations for the six months ended May 31, 2021 was derived from the interim consolidated statement of operations included elsewhere in SYNNEX’ public reports. The Tiger Parent column in the unaudited pro forma condensed combined statement of operations for the six months ended April 30, 2021 was derived from the unaudited successor consolidated statement of operations for the three months ended April 30, 2021 included elsewhere in this current report and the successor results of operations for the three months ended January 31, 2021.

SYNNEX and Tiger Parent have different fiscal years. SYNNEX’ fiscal year ends on November 30, whereas Tiger Parent’s fiscal year ends on January 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of May 31, 2021 combines SYNNEX’ balance sheet as of May 31, 2021 with the Tiger Parent balance sheet as of April 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 combines continuing operations for the year ended November 30, 2020 for SYNNEX and the combined predecessor and successor operations for the twelve months ended January 31, 2021 for Tiger Parent. The unaudited pro forma condensed combined statement of operations for the six months ended May 31, 2021 combines continuing operations for the six months ended May 31, 2021 for SYNNEX and the successor results of operations for the six months ended April 30, 2021 for Tiger Parent.

As of the date of this current report, SYNNEX has not completed the detailed valuation studies necessary to arrive at final estimates of the fair market value of Tiger Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Tiger Parent to SYNNEX’ accounting policies. Based on information currently available, SYNNEX has made certain adjustments to the historical book values of the assets and liabilities of Tiger Parent to reflect preliminary estimates of fair values necessary to prepare the unaudited pro forma condensed combined financial information, with the excess of the purchase price over the adjusted historical net assets of Tiger Parent recorded as goodwill. Actual results may differ from unaudited pro forma condensed combined financial information provided herein once the acquisition is completed and SYNNEX has determined the final purchase price for Tiger Parent, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Tiger Parent. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined statements of operations have been prepared to reflect adjustments to SYNNEX’ historical consolidated financial information that are (i) directly attributable to the acquisition of Tiger Parent, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The unaudited pro forma condensed combined financial information has been prepared by SYNNEX in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The pro forma financial information, based on various adjustments and assumptions, is provided for illustrative purposes only and is not necessarily indicative of what SYNNEX’ consolidated statements of operations or consolidated balance sheet actually would have been had the Transactions been completed as of the dates presented or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of SYNNEX following the completion of the Transactions and does not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the Transactions. The pro forma financial information does not include adjustments to reflect any potential synergies or dis-synergies cost in connection with the Transactions. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of May 31, 2021

(currency and share amounts in thousands, except per share amounts)

	Historical
	May 31, 2021	April 30, 2021	Pro forma		Pro forma
	SYNNEX	Tiger Parent	adjustments	Note	combined	Note
ASSETS
Current assets:
Cash and cash equivalents	$1,656,874	$199,630	$(1,225,463)	5A	$631,041
Accounts receivable, net	2,451,877	5,674,436	—		8,126,313
Receivables from vendors, net	278,501	—	723,156	5D	1,001,657
Inventories	2,684,681	2,961,206	—		5,645,887
Other current assets	167,824	429,287	9,589	5E, 5I	606,700

Total current assets	7,239,756	9,264,559	(492,718)		16,011,598
Property and equipment, net	154,741	159,040	—		313,781
Goodwill	428,429	1,549,487	3,773,048	5B	5,750,964
Intangible assets, net	168,483	2,932,288	—		3,100,771	5C
Deferred tax assets	34,181	—	8,940	5D	43,121
Other assets, net	134,308	565,572	(8,940)	5D	636,084
			(54,856)	4

Total assets	$8,159,898	$14,470,946	$3,225,474		$25,856,318

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$66,033	$252,015	$(182,259)	5A	$135,789
Accounts payable	3,503,036	6,885,541	723,156	5D	11,111,733
Other accrued liabilities	682,100	1,125,187	(14,200)	5A	1,793,087
Income taxes payable	19,161	—	(19,161)	5E, 5I	—

Total current liabilities	4,270,330	8,262,743	507,536		13,040,609
Long-term borrowings	1,497,325	2,190,995	227,996	5A	3,999,652
			80,661	4
			2,675	5A

	Historical
	May 31, 2021	April 30, 2021	Pro forma		Pro forma
	SYNNEX	Tiger Parent	adjustments	Note	combined	Note
Other long-term liabilities	131,097	938,725	(514,088)	5D	555,734
Deferred tax liabilities	5,478	—	514,088	5D	754,711
			235,814	5F
			(669)	5A

Total liabilities	5,904,230	11,392,463	1,054,013		18,350,706

Stockholders’ equity:
Common stock	54	—	44	3	98
Additional paid-in capital	1,605,676	2,756,594	(2,756,594)	5G	6,975,832
			5,370,156	3
Treasury stock	(192,171)	—	—		(192,171)
Accumulated other comprehensive income (loss)	(145,169)	318,491	(318,491)	5G	(145,169)
Retained earnings	987,277	3,398	(3,398)	5G	867,021
			(56,000)	5E
			(62,250)	5I
			(2,006)	5A

Total stockholders’ equity	2,255,668	3,078,483	2,171,461		7,505,612

Total liabilities and equity	$8,159,898	$14,470,946	$3,225,474		$25,856,318

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended May 31, 2021

(currency and share amounts in thousands, except per share amounts)

	Historical
	Six months ended
	May 31, 2021	April 30, 2021	Pro forma adjustments		Pro forma combined
	SYNNEX	Tiger Parent		Note		Note
Revenue	$10,795,839	$20,313,593	$—		$31,109,432
Cost of revenue	(10,162,097)	(19,126,895)	—		(29,288,992)

Gross profit	633,742	1,186,698	—		1,820,440
Selling, general and administrative expenses	(344,094)	(1,015,499)	4,365	5H	(1,355,228)
Gain on bargain purchase	—	1,957			1,957

Operating income	289,649	173,156	4,365		467,169
Interest expense and finance charges, net	(45,401)	(79,198)	43,221	5I	(81,378)
Other income (expense), net	(2,089)	(5,896)	—		(7,985)

Income from continuing operations before income taxes	242,159	88,062	47,586		377,806
Provision for income taxes	(61,235)	(26,385)	(11,896)	5J	(99,516)

Income from continuing operations	$180,924	$61,677	$35,690		$278,290

Earnings per common share from continuing operations:
Basic	$3.49				$2.91	5K

Diluted	$3.46				$2.89	5K

Weighted-average common shares outstanding:
Basic	51,169		44,000	5K	95,169

Diluted	51,636		44,000	5K	95,636

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

SYNNEX Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended November 30, 2020

(currency and share amounts in thousands, except per share amounts)

	Historical
	Twelve months ended
	November 30, 2020	January 31, 2021
	SYNNEX	Tiger Parent (Combined Predecessor and Successor)	Pro forma adjustments	Note	Pro forma combined	Note
Revenue	$19,977,150	$36,372,614	$—		$56,349,764
Cost of revenue	(18,783,292)	(34,181,277)	—		(52,964,569)

Gross profit	1,193,858	2,191,337	—		3,385,195
Selling, general and administrative expenses	(672,516)	(2,033,805)	(24,639)	5C	(2,790,160)
			(64,000)	5E
			4,800	5H
Gain on bargain purchase	—	30,194	—		30,194

Operating income	521,342	187,726	(83,839)		625,229
Interest expense and finance charges, net	(79,023)	(121,424)	(33,529)	5I	(233,976)
Other income (expense), net	(6,172)	(13,497)	(2,675)	5A	(22,344)

Income from continuing operations before income taxes	436,148	52,805	(120,043)		368, 909
Provision for income taxes	(98,621)	(32,041)	22,011	5J	(108,651)

Income from continuing operations	$337,525	$20,764	$(98,033)		$260,258

Earnings per common share from continuing operations:
Basic	$6.56				$2.73	5K

Diluted	$6.51				$2.72	5K

Weighted-average common shares outstanding:
Basic	50,900		44,000	5K	94,900

Diluted	51,237		44,000	5K	95,237

(amounts may not add due to rounding)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE SYNNEX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(except for per share amounts and as otherwise stated, currency and share amounts in thousands)

(amounts may not add or compute due to rounding)

Note 1. Description of the Transaction

On March 22, 2021, SYNNEX, Spire Sub I, Inc. (“Spire Sub I”), Spire Sub II, LLC (“Spire Sub II”), and Tiger Parent (AP) Corporation (which we refer to as “Tiger Parent”), which is the parent corporation of Tech Data Corporation (“Tech Data”), entered into an agreement and plan of merger, pursuant to which, subject to the terms and conditions of the Merger Agreement, Spire Sub I will merge with and into Tiger Parent, with the resulting company surviving the initial merger as a wholly-owned subsidiary of SYNNEX, followed immediately by the merger of this combined corporation with and into Spire Sub II. Upon the closing of the transaction, this surviving company will become a wholly-owned subsidiary of SYNNEX (which we refer to as the “Merger”).

On June 30, 2020, affiliates of certain funds managed by affiliates of Apollo Global Management Inc. (which we refer to as “Apollo”) acquired Tech Data. Upon completion of the Merger, affiliates of Apollo collectively will receive (1) $1,610,000 in cash plus (2) 44,000 shares of common stock of SYNNEX.

The aggregate purchase consideration in the Merger is based on an estimated SYNNEX closing price and cash consideration aggregating to $6,980,200 (see Note 3).

To finance the Merger and repay certain indebtedness, SYNNEX has obtained long-term term financing commitments of $7,500,000 in the aggregate (see Note 5A).

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of SYNNEX and Tiger Parent, but excluding the Concentrix business unit that was separated from SYNNEX pursuant to the Separation. The unaudited pro forma condensed combined financial statements are prepared as a business combination using the acquisition method, and SYNNEX has been treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on December 1, 2019, and the unaudited pro forma condensed combined balance sheet has been prepared as if SYNNEX’ acquisition of Tiger Parent had been completed on May 31, 2021.

As of the date of this current report, SYNNEX has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Tiger Parent assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. As indicated in Note 5 to the unaudited pro forma condensed combined financial statements, SYNNEX has made certain adjustments to the historical book values of the assets and liabilities of Tiger Parent to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial statements, with the excess of the purchase price over the adjusted historical net assets of Tiger Parent, recorded as goodwill. Actual results may differ from these unaudited pro forma condensed combined financial statements once the Merger is completed and SYNNEX has determined the final purchase price for Tiger Parent and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional conforming accounting policy changes for Tiger Parent. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma condensed combined statements of operations have been prepared to reflect adjustments to SYNNEX’ historical consolidated financial information that are (i) directly attributable to the acquisition of Tiger Parent, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies or costs for the integration of SYNNEX and Tiger Parent’s operations. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of SYNNEX would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Although SYNNEX projects that significant cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. Any restructuring or integration costs will be expensed in the appropriate accounting periods after completion of the Merger.

Accounting Periods Presented

SYNNEX and Tiger Parent have different fiscal years. SYNNEX’ fiscal year ends on November 30, whereas Tiger Parent’s fiscal year ends on January 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of May 31, 2021 is presented as if the acquisition and issuance of SYNNEX common stock to the Tiger Parent stockholder had occurred on May 31, 2021 and combines SYNNEX’ balance sheet as of May 31, 2021 with the Tiger Parent balance sheet as of April 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 combines the historical results from continuing operations of SYNNEX for the year ended November 30, 2020 and the combined historical results of Tiger Parent predecessor and successor entities for the twelve months ended January 31, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended May 31, 2021 combines continuing operations for the six months ended May 31, 2021 for SYNNEX and the successor results of operations for the six months ended April 30, 2021 for Tiger Parent.

Conforming Accounting Policies

Certain reclassifications have been made to Tiger Parent’s historical financial statements to conform to the presentation used in SYNNEX’ historical financial information. Such reclassifications had no effect on Tiger Parent’s previously reported financial position or results of operations. The pro forma financial data may not reflect all reclassifications necessary to conform Tiger Parent’s presentation to that of SYNNEX due to limitations on the availability of information as of the date of this current report. At completion of the Merger, SYNNEX will review Tiger Parent’s accounting policies. As a result of that review, SYNNEX may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, SYNNEX is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

Note 3. Estimated Purchase Price

The estimated purchase price allocation included with these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price using the closing price of SYNNEX common stock on July 1, 2021. If the price of a share of SYNNEX common stock on the date the Merger is completed has increased or decreased by 30% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $1,611,060, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill. The estimated purchase consideration, together with a sensitivity analysis for the range of potential outcomes based upon variations in the recent stock price, is calculated as follows:

		Estimated consideration
		Assuming issuance of SYNNEX shares on July 1, 2021	Assuming decrease in SYNNEX stock price by historical volatility percentage	Assuming increase in SYNNEX stock price by historical volatility percentage
SYNNEX price per share on July 1, 2021	[a]	$122.05	$122.05	$122.05
Assumed share price based on historical 30% volatility	[b]	$122.05	$85.44	$158.67
SYNNEX shares issued	[c]	44,000	44,000	44,000

Aggregate value of SYNNEX shares issued	[d=b*c]	$5,370,200	$3,759,140	$6,981,260
Cash payable to Tiger Parent stockholder	[e]	$1,610,000	$1,610,000	$1,610,000

Aggregate purchase consideration	[f=d+e]	$6,980,200	$5,369,140	$8,591,260

Stock consideration attributed to par at $.001 par value	[g=c*$0.001]	$44	$44	$44
Balance stock consideration to additional paid in capital	[h=d-g]	$5,370,156	$3,759,096	$6,981,216

It is assumed that all shares of SYNNEX common stock issued will be new issuances. However, SYNNEX may issue treasury shares for a portion of the required shares of SYNNEX common stock.

Certain Tiger Holdings outstanding long-term cash incentive and awards of stock-based partnership units estimated to aggregate approximately $67,000 will be settled upon closing. At July 1, 2021, SYNNEX is unable to reasonably estimate the respective amounts attributable to pre- and post-Merger services. Additionally, Tiger Holdings’ unvested stock-based partnership units awarded to Tech Data employees, with an estimated fair value of approximately $95,000 and a remaining vesting period of up to two years, will be converted into or redeemed for shares of SYNNEX stock with equivalent vesting terms. The fair value attributable to post-Merger services will be recorded as compensation expense in SYNNEX’ post-Merger financial statements. At this time, SYNNEX is unable to reasonably estimate the respective amounts attributable to pre- and post-Merger services. The estimated 1,405 shares to be issued to the holders of such partnership units are included in the 44,000 shares above.

Note 4. Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of July 1, 2021, using the historical balance sheet of Tiger Parent as of April 30, 2021. As of the date of this current report, SYNNEX has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Tiger Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors, following the completion of the Merger. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to SYNNEX only upon access to additional information and/or changes in these factors that may occur prior to the Effective Time of the Merger. The preliminary estimated intangible assets consist of customer relationships with an estimated weighted average useful life of fourteen years and indefinite lived trade names. The estimated fair values of the intangibles were based on the purchase price allocation in the June 30, 2020 acquisition of Tech Data by Apollo. Additional intangible asset classes may be identified as the valuation process continues.

The following table sets forth a preliminary allocation of the estimated purchase price to Tiger Parent’s identifiable tangible and intangible assets acquired and liabilities assumed by SYNNEX, with the excess recorded as goodwill:

Estimated fair value
Purchase consideration (see Note 3 above)	$6,980,200

Estimated purchase price allocation
Historical book value of Tiger Parent equity	$3,078,483
Cash contribution to Tiger Parent equity prior to the Merger	500,000
Less:
Elimination of historical Tiger Parent goodwill	(1,549,487)
Estimated fair value adjustment of Tiger Parent debt to be assumed	(80,661)
Elimination of Tiger Parent deferred financing costs related to revolving lines of credit	(54,856)
Elimination of deferred taxes on Tiger Parent debt and lines of credit	(7,463)
Elimination of deferred taxes on historical Tiger Parent goodwill and other intangible assets	504,721
Add:
Deferred tax impact of identifiable intangible assets	(733,072)

Preliminary estimate of fair value of identifiable net assets acquired	1,657,665

Goodwill	$5,322,535

Note 5. Pro Forma Adjustments

(A) The unaudited pro forma condensed combined balance sheet has been adjusted as indicated below to record the issuance of SYNNEX term loans, net of debt issuance costs, an increase in Tiger Parent equity prior to the completion of the Merger and cash payments to the Tiger Parent stockholder. To finance the Merger, repay certain indebtedness and for on-going operational requirements, SYNNEX has obtained financing commitments aggregating $7,500,000. The commitments include a five-year credit facility comprising a term loan of $1,500,000 and an unsecured revolving line of credit facility of $3,500,000. The remaining $2,500,000 of bridge financing commitments, which are syndicated to a number of financial institutions are expected to be replaced by the issuance of unsecured notes. The unaudited pro forma condensed combined balance sheet assumes that unsecured notes of $2,500,000 would be entered into with an assumed blended interest rate of 2.28%, including estimated debt issuance cost. Debt issuance cost related to the refinanced term loans of $1,500,000 and new revolving lines of credit facilities of $3,500,000 are estimated to result in additional interest expense of approximately 14 basis points. As SYNNEX has used interest rate derivative contracts to economically convert these variable-rate term loans to fixed-rate debt, there is no material impact on the combined interest cost. The write-off of deferred financing costs of $2,675 has been recorded as an adjustment to retained earnings, net of tax in the May 31, 2021 unaudited pro forma condensed combined balance sheet and has been recorded as a loss on extinguishment of debt in other income (expense), net in the unaudited pro forma condensed combined statement of operations for the twelve months ended November 30, 2020.

Cash contribution to Tiger Parent equity prior to the Merger	$500,000
Cash proceeds from notes planned to be issued	2,500,000
Debt issuance costs	(36,800)
Financing expenses for bridge loan facility	(45,000)
Fees pertaining to extinguishment of Tiger Parent Senior Notes	(38,000)
Non-recurring acquisition-related transaction costs to be incurred by SYNNEX and Tiger Parent	(64,000)
Cash paid to settle existing Tiger Parent interest rate hedges	(14,200)
Less: Cash paid to:
Tiger Parent’s stockholder	(1,610,000)
Tiger Parent’s debt holders as of April 30, 2021	(2,417,463)

$(1,225,463)

(B) To eliminate Tiger Parent’s historical goodwill and record the preliminary estimate of goodwill as a result of the Merger:

	Tiger Parent historical amount	Estimated goodwill	Net adjustment
Goodwill (see Note 4 above)	$1,549,487	$5,322,535	$3,773,048

(C) Upon completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value.

These preliminary estimates of fair value and weighted-average useful life may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once SYNNEX has full access to information about Tiger Parent’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and/or (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to SYNNEX only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Tiger Parent intangible assets and/or to the estimated weighted-average useful lives from what SYNNEX has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to SYNNEX’ estimate of associated amortization expense.

Included in Tiger Parent’s combined predecessor and successor statement of operations for the twelve months ended January 31, 2021 used in the unaudited pro forma condensed combined statement of operations for the year ended November 30, 2020 is amortization of intangible assets from the date of the acquisition of Tech Data by Apollo. This adjustment is recorded to increase the amortization of intangible assets to reflect the full year impact of the Merger.

(D) The unaudited pro forma condensed combined balance sheet has been adjusted to reclassify Tiger Parent’s deferred tax assets and liabilities recorded in “other assets, net” and “other long-term liabilities” respectively in conformity with SYNNEX classification of “deferred tax assets” and “deferred tax liabilities.” In addition, the unaudited pro forma condensed combined balance sheet has been adjusted to reclassify Tiger Parent’s receivables from vendors recorded as an offset within “accounts payable” in conformity with SYNNEX classification of “receivables from vendors.”

(E) Total estimated non-recurring acquisition-related transaction costs to be incurred by SYNNEX and Tiger Parent are approximately $64,000 to complete the Merger. These costs primarily relate to professional fees associated with regulatory filings and Merger activities. The unaudited pro forma condensed combined statement of operations for the twelve months ended November 30, 2020 has been adjusted to record estimated non-recurring costs of $64,000 in selling, general and administrative expenses. To the extent the estimated Tiger Parent costs are incurred prior to the closing of the Merger, these costs will not form part of the combined retained earnings as Tiger Parent’s historical shareholders’ equity accounts will be eliminated upon acquisition (see Note 5G). The unaudited pro forma condensed combined balance sheet as of May 31, 2021 has been adjusted to record estimated acquisition-related costs of $64,000 as a reduction to cash. A corresponding tax benefit of $8,000 has been recorded in income taxes payable, with the net of tax impact presented as a decrease to retained earnings.

(F) As of the completion of the Merger, SYNNEX will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the Merger, primarily related to estimated fair value adjustments for identifiable intangible assets. Deferred taxes are recognized for the temporary difference between assigned values in the purchase price allocation and the carryover tax bases of assets acquired and liabilities assumed. The pro forma adjustments to record the effect of deferred taxes was computed as follows:

Estimated fair value of identifiable intangible assets to be acquired as of April 30, 2021	$2,932,288

Deferred tax liabilities associated with the estimated fair value of identified intangible assets to be acquired, at 25%(1)	(733,072)
Pro forma adjustments to deferred taxes:
Elimination of deferred taxes on the estimated fair value of Tiger Parent intangibles	504,721
Elimination of deferred taxes on certain other Tiger Parent items	(7,463)

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$(235,814)

(1)

SYNNEX assumed a 25% tax rate when estimating the deferred tax impacts of the acquisition, which is based on the applicable statutory rate as of the assumed acquisition date and appropriately reflects certain SYNNEX and Tiger Parent bases differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.

(G) The unaudited pro forma condensed combined balance sheet has been adjusted to eliminate Tiger Parent’s historical shareholders’ equity accounts.

(H) Reflects elimination of management fee paid by Tiger Parent subsequent to the acquisition of Tech Data by Apollo. Such fees are not payable upon completion of the Merger.

(I) The unaudited pro forma condensed combined statements of operations have been adjusted to record estimated additional interest expense related to the estimated $2,500,000 of borrowings that will be used by SYNNEX to fund the Merger (see Note 5(A)). The blended interest rate on the notes expected to be issued is assumed to be 2.28%, including debt issuance cost. In addition, debt issuance cost related to the refinanced term loans of $1,500,000 and new revolving lines of credit facilities of $3,500,000 are estimated to result in additional interest expense of approximately 14 basis points.

SYNNEX estimates additional interest expense of $45,000 and $38,000 in the unaudited pro forma condensed combined statement of operations for the twelve months ended November 30, 2020, related to the amortization of debt issuance costs associated with the bridge financing expected to be issued to partially fund the Merger and the fees pertaining to extinguishment of the Tiger Parent Senior Notes, respectively. The unaudited pro forma condensed combined balance sheet as of May 31, 2021 has been adjusted to reflect the net of tax ($20,750) impact as a decrease to retained earnings. SYNNEX also estimates a reduction in interest expense to eliminate Tiger Parent’s historical interest costs.

	Year ended November 30, 2020	Six months ended May 31, 2021
Additional interest expense associated with notes to finance the Merger	$56,892	$28,446
Additional interest expense associated with the refinanced term loans and new lines of credit facilities	8,971	4,486
Financing expenses for bridge loan facility	45,000	—
Fees pertaining to extinguishment of Tiger Parent Senior Notes	38,000	—
Elimination of historical interest expense associated with Tiger Parent’s debt assumed to be settled as part of the Merger incurred	(115,334)	(76,513)

Total estimated increase/(decrease) in interest expense	$33,529	$(43,221)

A 1/8% variance in variable interest rate related to the term loan to finance the Merger would impact income from continuing operations by an increase or decrease of $6,978 for the year ended November 30, 2020 and $3,378 for the six months ended May 31, 2021, respectively.

(J) The unaudited pro forma statements of operations have been adjusted to reflect the aggregate pro forma income tax effect of the pro forma adjustments above. SYNNEX assumed a blended tax rate of 25% for both the year ended November 30, 2020 and six months ended May 31, 2021, when estimating the tax impact of the Merger, representing the federal statutory tax rate applicable to each period and exclusion of any state tax impacts that are unknown as of the date of this current report. Such unknown amounts are expected to be immaterial. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had SYNNEX and Tiger Parent filed consolidated income tax returns during the periods presented. The blended tax rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity. The effective tax rate of the combined company could be significantly different depending upon post-Merger activities of the combined company.

(K) Pro forma combined weighted average basic and diluted common shares outstanding for the year ended November 30, 2020 and the six months ended May 31, 2021 were calculated using the SYNNEX weighted average basic and diluted common shares outstanding at those dates together with the 44,000 shares of SYNNEX common stock assumed to be issued as partial consideration for the Merger, as follows:

	Year ended November 30, 2020	Six months ended May 31, 2021
Historical SYNNEX weighted average number of common shares outstanding - basic	50,900	51,169
SYNNEX shares assumed to be issued for the Merger	44,000	44,000

Pro forma combined weighted average number of common shares outstanding - basic	94,900	95,169
Effect of dilutive securities:
SYNNEX historical stock options and restricted stock units	337	467

Pro forma combined weighted average number of common shares outstanding - diluted	95,237	95,636

The following table sets forth the computation of basic and diluted pro forma combined earnings per share (which we refer to as “EPS”) of SYNNEX common stock for the periods indicated:

	Year ended November 30, 2020	Six months ended May 31, 2021
Basic pro forma combined income from continuing operations per common share:
Pro forma combined Income from continuing operations	$260,258	$278,290
Less: pro forma combined income from continuing operations allocated to participating securities	(1,638)	(1,787)
Pro forma combined income from continuing operations attributable to common stockholders	$258,620	$276,503
Pro forma combined weighted-average number of common shares - basic	94,900	95,169

	Year ended November 30, 2020	Six months ended May 31, 2021
Basic pro forma combined income from continuing operations per SYNNEX common stock	$2.73	$2.91

Diluted pro forma combined income from continuing operations per common share:
Pro forma combined income from continuing operations	$260,258	$278,290
Less: pro forma combined income from continuing operations allocated to participating securities	(1,634)	(1,779)

Pro forma combined income from continuing operations attributable to common stockholders	$258,624	$276,511
Pro forma combined weighted-average number of common shares—diluted	95,237	95,636

Diluted pro forma combined income from continuing operations per SYNNEX common stock	$2.72	$2.89

Non-GAAP Diluted Pro Forma Combined EPS

In addition to disclosing basic and diluted pro forma combined EPS in accordance with Article 11, SYNNEX has also disclosed below non-GAAP diluted pro forma combined EPS, which is diluted pro forma combined EPS excluding the per share, tax effected impact of (i) transaction-related and integration expenses, (ii) amortization of intangible assets and (iii) share-based compensation. Management believes that providing this additional information is useful to the reader to better assess and understand the combined entity’s base operating performance and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses non-GAAP EPS to establish operational goals and, in some cases, for measuring performance for compensation purposes. As non-GAAP diluted pro forma combined EPS is not calculated in accordance with Article 11, it may not necessarily be comparable to similarly titled measures employed by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable GAAP measure and should be used as a complement to, and in conjunction with data presented in accordance with GAAP.

Additionally, SYNNEX expects to achieve synergy savings of $200 million by the end of the second year after the closing of the Merger. SYNNEX anticipates realizing $100 million of these synergies by the end of the first year and $200 million of these synergies by the end of the second year. The anticipated synergies are expected to be generated from Tiger Parent’s ongoing GBO 2 Program initiatives and deal related synergies. The table below presents $100 million of first year savings as if they had occurred as of December 1, 2019.

	Year ended November 30,2020	Six months ended May 31, 2021
Diluted EPS from continuing operations(1)
Diluted pro forma combined EPS from continuing operations(2)	$2.72	$2.89
Amortization of acquired intangibles	2.05	1.05
Transaction-related and integration expenses	3.18	0.80
Share-based compensation (excluding modification charges included in Transaction-related and integration expenses)	0.31	0.15
Income taxes related to the above(3)	(1.00)	(0.40)

Non-GAAP diluted pro forma combined EPS from continuing operations	$7.26	$4.49
First year synergies	1.05	0.52
Income taxes related to synergies(3)	(0.26)	(0.13)
Non-GAAP diluted pro forma combined EPS from continuing operations, inclusive of synergies	$8.05	$4.88

(1)

Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, pro forma combined income from continuing operations allocated to participating securities was approximately 0.6% of pro forma combined income from continuing operations for both the year ended November 30, 2020 and the six months ended May 31, 2021, respectively.

(2)

Included within the Tiger Parent pro forma combined Predecessor and Successor earnings for the year ended January 31, 2021 are $88.9 million of purchase accounting adjustments primarily related to certain consideration received from vendors and $48.1 million of legal settlements and other litigation related costs primarily related to an accrual for a legal matter in France and legal fees for various one-time matters. Included within the Tiger Parent earnings for the six months ended April 30, 2021 are $66.1 million of purchase accounting adjustments primarily related to certain consideration received from vendors and $0.2 million of legal settlements and other litigation related costs primarily for various one-time matters. The purchase accounting adjustments and legal settlements and other litigation related costs reduced diluted pro forma combined EPS, after tax, by approximately $0.70 and $0.38, respectively, for the year ended November 30, 2020 and $0.52 and less than $0.01, respectively, for the six months ended May 31, 2021. We consider these items to be non-recurring.

(3)	The tax effect of taxable and deductible non-GAAP adjustments was calculated assuming a blended tax rate of 25% for both the year ended November 30, 2020 and the six months ended May 31, 2021.

(L) The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. SYNNEX currently pays a quarterly dividend on shares of SYNNEX common stock and last paid a dividend on April 30, 2021 of $0.20 per share. Under the terms of the Merger Agreement, during the period prior to completion of the Merger, SYNNEX’ ability to issue dividends outside its normal practice or repurchase shares of common stock is limited. The dividend policy of SYNNEX following completion of the Merger will be determined by the SYNNEX Board.

Note 6. Federal Income Tax Consequences of the Merger

The unaudited pro forma condensed combined financial statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.